Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

THIRD QUARTER 2018 RESULTS

MIDLAND, Texas, November 1, 2018/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its third quarter ended September 30, 2018.

For the quarter ended September 30, 2018, the Company reported revenues of $40,448,000, a decrease of approximately ten percent compared to $45,108,000 for the quarter ended September 30, 2017. For the third quarter of 2018, the Company reported a net loss of $5,171,000 or $0.23 loss per common share compared to a net loss of $2,922,000 or $0.13 loss per common share for the third quarter of 2017, primarily due to decreased crew utilization. The Company reported EBITDA of $1,651,000 for the quarter ended September 30, 2018 compared to $5,322,000 for the quarter ended September 30, 2017.

For the nine months ended September 30, 2018, the Company reported revenues of $126,486,000, an increase of approximately six percent compared to $119,114,000 for the nine months ended September 30, 2017. For the nine months ended September 30, 2018, the Company narrowed its net loss to $12,591,000 or $0.55 loss per common share from a net loss of $27,002,000 or $1.19 loss per common share for the nine months ended September 30, 2017. The Company reported positive EBITDA of $10,204,000 for the nine months ended September 30, 2018 compared to negative EBITDA of $2,056,000 for the nine months ended September 30, 2017. Effective January 1, 2018, the Company adopted the requirements of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers “Topic 606”, and all amounts set forth in this earnings release for periods prior to January 1, 2018 have been adjusted to comply with the new standard. All comparative financial statement presentation has been retroactively adjusted for the five percent stock dividend declared and paid in the second quarter of 2018.

During the third quarter of 2018, the Company operated a peak of five crews in the United States (“U.S.”) and one crew in Canada for approximately half of the quarter. The Company anticipates operating three to five crews in the U.S. and one to two crews in Canada in the fourth quarter. In addition, the Company will conduct one microseismic project in the U.S. during the fourth quarter of 2018. Based on currently available information, the Company anticipates operating three to five crews in the U.S. and up to four crews in Canada during the first quarter of 2019.

Stephen C. Jumper, President and Chief Executive Officer, said, “Despite recent challenges in market conditions, we are pleased to report that for the nine month period ending September 30, 2018, Dawson Geophysical delivered a six percent improvement in revenues, a significant reduction in net loss and an increase of over $12 million in EBITDA compared to the nine month period ended September 30, 2017. Our continued focus on improved efficiencies and cost cutting initiatives fueled much of our success, particularly early in the year. Despite the improved nine month results, market conditions remain challenging in both the U.S. and Canada. As noted above, we operated a peak of five crews in the U.S. and one crew in Canada for approximately half of the third quarter and anticipate operating three to five crews in the U.S. and one to two crews in Canada in the fourth quarter. The increase in demand we had anticipated for the back half of 2018 has not materialized to the degree that we originally expected. Our optimism for opportunities in the Canadian market has lessened somewhat with the recent large differential between Canadian oil prices and WTI prices. In the Permian and Delaware Basins, capacity constraint issues continue to weigh on oil prices as a large pricing differential remains in place. Many industry professionals believe the Permian and Delaware pricing differential is temporary and will ease as additional takeaway capacity is added in 2019 and 2020. In addition, as we enter the second month of the fourth quarter, we are beginning to experience a slight improvement in bid activity and have secured additional work in various basins including the Permian and Delaware.”

Jumper continued, “Although oil prices have risen in recent quarters, project visibility remains constrained. Part of this constraint revolves around our project driven multi-client data library customer base, a model that we do not actively participate in but do work as a contractor for several of the largest providers. The multiple participants and long lead times associated with these projects make seismic planning decisions more difficult and are often beyond our control. We believe part of the late 2018 slowdown in demand is related to 2018 capital budget exhaustion on behalf of our client base as they maintain overall spending levels within cash flows. It is our belief that sustainability of oil prices at current or improved levels will result in increased activity and exploration in multiple basins including the Permian and Delaware and lead to improved project visibility as exploration and production companies generate greater cash flows.”

During the third quarter, the Company’s Board of Directors approved an increase in our 2018 capital budget from $10 million to $17 million in response to a strategic opportunity to acquire certain seismic recording equipment. Capital expenditures for the third quarter were $8,219,000 and total $13,787,000 for 2018 to date, primarily for seismic data acquisition equipment and replacement vehicles. The Company’s balance sheet remains strong with $45,746,000 of cash and short term investments and $58,555,000 of working capital as of September 30, 2018. The Company has notes payable and capital lease obligations totaling $12,463,000 as of September 30, 2018.

Jumper concluded, “While we are encouraged by the slight uptick in bid activity that we have seen in the first month of the fourth quarter, we remain cautiously optimistic as our clients evaluate 2019 capital budget expenditures. We continue to maintain our commitment to protecting our balance sheet, taking advantage of opportunistic equipment purchases, and positioning ourselves to meet the needs of our valued shareholders and clients as we deliver the best in class high resolution subsurface images.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its third quarter 2018 financial results on November 1, 2018 at 9 a.m. CT. Participants can access the call at 1-877-407-9208 (US) and 1-201-493-6784 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through December 1, 2018 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 13684474. The webcast will be recorded and available for replay on Dawson’s website until December 1, 2018.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental U.S. and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•                  the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•                  its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•                  the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; the volatility of oil and natural gas prices; changes in economic conditions; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational disruptions; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on March 9, 2018. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited and amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)

Operating revenues	$40,448	$45,108	$126,486	$119,114
Operating costs:
Operating expenses	34,419	36,238	104,393	109,010
General and administrative	4,136	3,445	12,061	12,296
Depreciation and amortization	7,127	9,724	23,197	29,750
	45,682	49,407	139,651	151,056

Loss from operations	(5,234)	(4,299)	(13,165)	(31,942)

Other income (expense):
Interest income	147	87	257	230
Interest expense	(74)	(25)	(244)	(61)
Other (expense) income	(242)	(103)	172	136
Loss before income tax	(5,403)	(4,340)	(12,980)	(31,637)

Income tax benefit	232	1,418	389	4,635

Net loss	(5,171)	(2,922)	(12,591)	(27,002)

Other comprehensive income (loss):
Net unrealized income (loss) on foreign exchange rate translation, net	216	395	(333)	750

Comprehensive loss	$(4,955)	$(2,527)	$(12,924)	$(26,252)

Basic loss per share of common stock	$(0.23)	$(0.13)	$(0.55)	$(1.19)

Diluted loss per share of common stock	$(0.23)	$(0.13)	$(0.55)	$(1.19)

Weighted average equivalent common shares outstanding	22,926,764	22,786,745	22,901,558	22,765,548

Weighted average equivalent common shares outstanding - assuming dilution	22,926,764	22,786,745	22,901,558	22,765,548

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and amounts in thousands, except share data)

	September 30,	December 31,
	2018	2017
		(as adjusted)
Assets
Current assets:
Cash and cash equivalents	$28,163	$22,013
Short-term investments	17,583	16,583
Accounts receivable, net	29,800	33,156
Current maturities of notes receivable	63	695
Prepaid expenses and other current assets	6,758	7,340
Total current assets	82,367	79,787

Property and equipment, net	76,565	86,573
Notes receivable, net of current maturities	1,460	841
Intangibles, net	421	494
Long-term deferred tax assets, net	224	224

Total assets	$161,037	$167,919

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,037	$5,933
Accrued liabilities:
Payroll costs and other taxes	1,886	1,151
Other	4,020	4,314
Deferred revenue	2,779	6,314
Current maturities of notes payable and obligations under capital leases	5,090	2,712
Total current liabilities	23,812	20,424

Long-term liabilities:
Notes payable and obligations under capital leases, net of current maturities	7,373	5,153
Deferred tax liabilities, net	445	874
Other accrued liabilities	150	150
Total long-term liabilities	7,968	6,177

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 22,992,084 and 22,926,805 shares issued, and 22,943,639 and 22,878,360 shares outstanding at September 30, 2018 and December 31, 2017, respectively	230	229
Additional paid-in capital	152,885	151,881
Retained deficit	(22,702)	(10,012)
Treasury stock, at cost; 48,445 shares	—	—
Accumulated other comprehensive loss, net	(1,156)	(780)
Total stockholders’ equity	129,257	141,318

Total liabilities and stockholders’ equity	$161,037	$167,919

Reconciliation of EBITDA to Net Loss

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)

Net loss	$(5,171)	$(2,922)	$(12,591)	$(27,002)
Depreciation and amortization	7,127	9,724	23,197	29,750
Interest (income) expense, net	(73)	(62)	(13)	(169)
Income tax benefit	(232)	(1,418)	(389)	(4,635)
EBITDA	$1,651	$5,322	$10,204	$(2,056)

Reconciliation of EBITDA to Net Cash (Used in) Provided by Operating Activities

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)

Net cash (used in) provided by operating activities	$(66)	$(1,433)	$12,772	$(3,309)
Changes in working capital and other items	2,317	7,002	(1,403)	1,959
Noncash adjustments to net loss	(600)	(247)	(1,165)	(706)
EBITDA	$1,651	$5,322	$10,204	$(2,056)